FOR IMMEDIATE RELEASE

COMPANY CONTACT

Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
THIRD QUARTER SALES

Burlington, NJ - March 3, 2005 - Burlington Coat Factory Warehouse Corporation (NYSE-BCF) announced today that net sales from continuing operations for the third quarter ended February 26, 2005 were $969.5 million compared with $851.0 million for the comparative period ended February 28, 2004, a 13.9% increase. These results reflect an 8.4% comparative store sales increase for the quarter.

December comparative store sales increased 10.1%, January comparative store sales increased 4.9% and February comparative store sales increased 7.9%, compared with the same periods last year. Net sales from continuing operations for the nine months ended February 26, 2005 were $2.418 billion compared with $2.159 billion for the comparative period ended February 28, 2004, a 12.0% increase. These results reflect a 5.8% comparative store sales increase for the nine-month period. The increase in comparative store sales in December through February were, in part, the result of colder temperatures throughout the country compared with the prior year.

During the nine months ended February 26, 2005 the Company opened six Burlington Coat Factory stores, three free standing MJM Designer Shoe stores and one Super Baby Depot store. An additional four Burlington Coat Factory stores were relocated during the current fiscal year to locations within the same trading market. Two store locations, previously operated as Decelle stores, were converted to Cohoes Fashion stores. The Company expects to open an additional three Burlington Coat Factory stores, one MJM Designer Shoe store and one Super Baby Depot store during the remainder of the current fiscal year. In addition, two locations are expected to be relocated to new locations within the same trading market.

Burlington Coat Factory operates 358 stores in 42 states principally under the name "Burlington Coat Factory".

Statements made on the press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.